Exhibit 4.6.5

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CONFORMED COPY

PRICING SUPPLEMENT

24th March, 1999

REUTERS GROUP PLC

Issue of £200,000,000 5.375 per cent. Notes due 2004
under the £1,000,000,000
Euro Medium Term Note Programme

The Notes constitute longer term debt securities issued in accordance with regulations made under section 4 of the Banking Act 1987. The Issuer of the Notes is not an authorised institution or a European authorised institution (as such terms are defined in the Banking Act 1987 (Exempt Transactions) Regulations 1997). Repayment of the principal and payment of any interest or premium in connection with the Notes has not been guaranteed.

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 16th December, 1998. This Pricing Supplement must be read in conjunction with such Offering Circular.

1.	(i)	Series Number:	01

	(ii)	Tranche Number:	01

2.	Specified Currency or Currencies:		Pounds sterling (£)

3.	Aggregate Nominal Amount:

		Series:	£200,000,000
		Tranche:	£200,000,000

4.	(i)	Issue Price of Tranche:	99.88 per cent. of the Aggregate Nominal Amount

	(ii)	Net Proceeds:	£199,210,000.00

5.	Specified Denominations:		£1,000, £10,000, and £100,000

6.	(i)	Issue Date:	24th March, 1999

	(ii)	Interest Commencement Date	Issue Date

7.	Maturity Date:		26th November, 2004

8.	Interest Basis:		5.375 per cent. Fixed Rate

9.	Redemption/Payment Basis:		Redemption at par

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10.	Change of Interest Basis or Redemption/Payment Basis:	Not Applicable

11.	Put/Call Options:	Not Applicable

12.	Listing:	London

13.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.	Fixed Rate Note Provisions	Applicable

	(i) Rate of Interest:	5.375 per cent. per annum payable annually in arrear

	(ii) Interest Payment Date(s):	26th November in each year

	(iii) Fixed Coupon Amount(s):	Save for the first interest period from and including the Issue Date to but excluding 26th November, 1999, £53.75 per £1,000 in nominal amount; £537.50 per £10,000 in nominal amount; and £5,375 per £100,000 in nominal amount

	(iv) Broken Amount(s):	Initial Broken Amounts in respect of the first interest period from and including 24th March, 1999 to but excluding 26th November, 1999 are £36.13 per £1,000 in nominal amount, £361.32 per £10,000 in nominal amount and £3,613.19 per £100,000 in nominal amount

	(v) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

15.	Floating Rate Note Provisions	Not Applicable

16.	Zero Coupon Note Provisions	Not Applicable

17.	Index Linked Interest Note Provisions	Not Applicable

18.	Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

19.	Call Option	Not Applicable

20.	Put Option	Not Applicable

21.	Final Redemption Amount:	Par

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22.	Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in the Conditions):	Par

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	Form of Notes:	Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes only upon an Exchange Event

24.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

25.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No

26.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

27.	Details relating to Instalment Notes: amount of each instalment, date on which each payment is to be made:	Not Applicable

28.	Redenomination, renominalisation and reconventioning provisions:	Not Applicable

29.	Consolidation provisions:	Not Applicable

30.	Other terms or special conditions:	Not Applicable

DISTRIBUTION

31.	(i)	If syndicated, names of Managers:	J.P. Morgan Securities Ltd.
UBS AG, acting through its division Warburg Dillon Read
Barclays Bank PLC
Deutsche Bank AG London
Midland Bank plc
Morgan Stanley & Co. International Limited
Salomon Brothers International Limited

	(ii) Stabilising Manager (if any):	J.P. Morgan Securities Ltd.

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32.	If non-syndicated, name of Dealer:	Not Applicable

33.	Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

34.	ISIN Code:	XS0095787148

35.	Common Code:	9578714

36.	Any clearing system(s) other than Euroclear and Cedelbank and the relevant identification number(s):	Not Applicable

37.	Delivery:	Delivery against payment

38.	Additional Paying Agent(s) (if any):	None

The Issuer confirms that it:

(a)	has complied with its obligations under the relevant rules (as defined in the Banking Act 1987 (Exempt Transactions) Regulations 1997) in relation to the admission to and continuing listing of the Programme and of any previous issues made under it and listed on the same exchange as the Programme;

(b)	will have complied with its obligations under the relevant rules in relation to the admission to listing of such Notes by the time when such Notes are so admitted; and

(c)	has not, since the last publication, if any, in compliance with the relevant rules of information about the Programme, any previous issues made under it and listed on the same exchange as the Programme, or the Notes, having made all reasonable enquiries, become aware of any change in circumstances which could reasonably be regarded as significantly and adversely affecting its ability to meet its obligations as Issuer in respect of the Notes as they fall due.

	ISIN:	XS0095787148
	Common Code:	9578714

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LISTING APPLICATION

This Pricing Supplement comprises the details required to list the issue of Notes described herein pursuant to the listing of the £1,000,000,000 Euro Medium Term Note Programme of Reuters Group PLC.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement.

Signed on behalf of the Issuer: By: P. WOOD

Duly authorised

ICM:312526.1